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                                                                   EXHIBIT 99.1

Monday January 24, 2000 - 5:25 pm, EST.

COMPANY PRESS RELEASE

                        RAINFOREST CAFE AND LAKES GAMING
                             TERMINATE MERGER PLANS

MINNEAPOLIS, JANUARY 24, 2000 - RAINFOREST CAFE, INC. (NASDAQ: RAIN) AND LAKES GAMING, INC. (NASDAQ: LACO) announced today that they will not proceed with their proposed merger transaction and have terminated their merger agreement. The termination was mutually agreed upon, and no payments will be made by either party. The $2 million termination fee from Rainforest Cafe will continue to be payable to Lakes if Rainforest Cafe consummates a takeover proposal within six months.

Kenneth W. Brimmer, President of Rainforest Cafe and Chairman of the Special Committee formed to consider the Rainforest/Lakes transaction, commented, "When we considered the Rainforest/Lakes transaction, we viewed it not as a sale of Rainforest Cafe but as a strategic revenue and earnings diversification opportunity for our Rainforest Cafe shareholders. Our shareholders would have owned approximately 55% of the combined company, and in that respect we were not selling Rainforest Cafe but rather acquiring and diversifying. The combination was expected to enhance value for Rainforest Cafe's shareholders by creating a more diverse business and giving our shareholders the ability to participate in what could be exceptional growth as the planned projects of Lakes are developed."

Mr. Brimmer continued, "Unfortunately, reaction to the Rainforest/Lakes combination has been negative, both as to the diversification and the pricing (using current trading prices) in the transaction. Rainforest Cafe and Lakes, therefore, have mutually decided not to pursue a combination of their companies."

Mr. Brimmer further added, "Although our focus has been to diversify and grow Rainforest Cafe rather than sell the company, we have had initial exploratory conversations in response to a third party's preliminary request to consider acquisition discussions. There is no assurance that any offer to purchase Rainforest Cafe will be received and further there is no assurance any such acquisition offer would be on terms and pricing acceptable to Rainforest Cafe."


Lyle Berman, Chairman of the Board of Lakes Gaming, and Chairman of Rainforest Cafe concurred. "The Lakes offer represented a strategic opportunity for Rainforest shareholders to participate in Lakes' expanding business plan, and to diversify the companies' respective revenue streams. However, Lakes is unwilling to participate in an auction for Rainforest and Lakes is not prepared to increase its offer. Therefore, the Lakes Board recognized that termination of the Merger Agreement would be appropriate."



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Lakes Gaming, Inc. is a publicly held casino management company that was formed through a distribution to shareholders of Grand Casinos, Inc. effected in December 1998. Lakes operates an Indian casino management business and holds various other assets previously owned by Grand Casinos, Inc., primarily land in Las Vegas. The company's revenues are derived from management fees. The casino resorts managed by Lakes are Grand Casino Avoyelles and Grand Casino Coushatta, each located in the state of Louisiana. The casinos are managed under separate agreements on behalf of two different tribes. Lakes Gaming, Inc. common shares are traded on the Nasdaq Stock Market under the trading symbol "LACO".

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The Private Securities Litigation Reform Act of 1995 provides a "safe harbor"
for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by the Company) contains statements that are forward-looking, such as statements relating to plans for future expansion and other business development activities as well as other capital spending, financing sources and the effects of regulation (including gaming and tax regulation) and competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. These risks and uncertainties include, but are not limited to, those relating to development and construction activities, dependence on existing management, domestic or global economic conditions, activities of competitors and the presence of new or additional competition, fluctuations and changes in customer preferences and attitudes, changes in federal or state tax laws, or the administration of such laws, and changes in gaming laws or regulations (including the legalization of gaming in certain jurisdictions). For more information, review the Company's filings with the Securities and Exchange Commission.

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Contact:

             Lakes Gaming, Inc., Minneapolis, MN
             Timothy J. Cope 612-449-7030


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